Exhibit 15.2

Harney Westwood & Riegels 14th Floor, Alexandra House 18 Chater Road Central Hong Kong Tel: +852 5806 7800 Fax: +852 5806 7810

Date: 21 October 2026

070474.0003

STAK Inc. 斯塔克工业集团有限公司

4th Floor, Harbour Place

103 South Church Street

P.O. Box 10240

Grand Cayman KY1-1002

Cayman Islands

Dear Sir or Madam

STAK Inc. 斯塔克工业集团有限公司 (the Company)

We are attorneys-at-law qualified to practice in the Cayman Islands and have acted as Cayman Islands legal advisers to the Company in connection with the filing by the Company with the United States Securities and Exchange Commission (the SEC) of an annual report on Form 20-F for the year ended 30 June 2026, including all amendments or supplements thereto (the Form 20-F).

We hereby consent to the reference of our name under the heading “Item 6. Directors, Senior Management And Employees — Enforceability of Civil Liabilities” in the Form 20-F.

We further consent to the filing with the SEC of this consent letter as an exhibit to the Form 20-F. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully

/s/ Harney Westwood & Riegels
Harney Westwood & Riegels

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